Exhibit 3.1

Articles of Amendment of Shore Bancshares, Inc.

Shore Bancshares, Inc., a Maryland corporation, (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

1.	Section (a) of Article FIFTH of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended and restated in its entirety as follows:

(a) The total number of shares of stock of all classes which the Corporation has authority to issue is 50,000,000 shares of capital stock (par value $.01 per share), amounting in aggregate par value to $500,000. All of such shares are initially classified as “Common Stock”. The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock. A majority of the entire Board of Directors, without action by the stockholders, may amend the Charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that the Corporation has authority to issue.

2.	The amendment to the Corporation’s Amended and Restated Articles of Incorporation was approved by a majority of the Corporation’s Board of Directors as required by Section 2-105(a)(13) of the Maryland General Corporation Law.

3.	The Corporation has only one class of shares of authorized common stock.

4.	Immediately before the amendment, the Corporation had authority to issue 35,000,000 shares of capital stock, par value $.01 per share, amounting in aggregate par value to $350,000.

5.	As amended, the total number of shares of capital stock which the Corporation has authority to issue is 50,000,000, $.01 par value per share, amounting in aggregate par value to $500,000.

6.	These Articles of Amendment shall become effective on July 1, 2023 at 12:01 a.m. upon the acceptance for record by the State Department of Assessments and Taxation of Maryland.

*         *         *

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name on its behalf by its President and attested to by its Secretary on this 1st day of July, 2023.

SHORE BANCSHARES, INC.

By:	/s/ Lloyd L. Beatty, Jr.
Lloyd L. Beatty, President and Chief
Executive Officer

ATTEST:

/s/ Andrea E. Colender
Andrea E. Colender, Corporate Secretary

[Signature Page to Articles of Amendment]